Exhibit 10.1

CONSULTING SERVICES AGREEMENT BETWEEN

SAVIENT PHARMACEUTICALS, INC.

AND

Lee S. Simon, MD

THIS CONSULTING SERVICES AGREEMENT (hereinafter referred to as the “Agreement”) effective as of the 22nd day of January, 2009 by and between Savient Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware with a place of business at One Tower Center, East Brunswick, New Jersey 08816 (hereinafter referred to as “Company”), and Lee S. Simon, MD (hereinafter referred to as “Consultant”).

In consideration of the promises and mutual covenants contained herein and on the terms and conditions hereinafter set forth, it is agreed as follows:

1.
PROVISION OF SERVICES - Consultant shall provide to Company, at the direction and under the supervision of the Company’s Board of Directors, and in cooperation with the Officers and employees of the Company, the following services:

(a)
To the extent reasonably required in the conduct of the business of Company, to place at the disposal of Company Consultant’s judgment and professional expertise in the field of rheumatology, as well as clinical, medical and regulatory affairs (the “Field”), and in rendering advice and consulting services to the Company, including, but not limited to:

(i)
The day-to-day management of the Company’s Medical Affairs and Regulatory Affairs operations with respect to all matters relating to the Biologics Licensing Application (“BLA”) for pegloticase which is pending before the US Food and Drug Administration (“FDA”);

		(ii)	Acting in the capacity of the Chair of the Board of Directors BLA Oversight Committee;
(iii)
In conjunction with the Company’s President, provide clinical, medical and regulatory affairs oversight of the strategic review process being conducted by the Company with the assistance of its investment bankers, Lazard;

		(iv)	In conjunction with the Company’s President, provide clinical, medical and regulatory affairs oversight of aspects of the Company’s investor relations program relating the pegloticase BLA; and
		(v)	other related services deemed necessary and requested by the Company’s Board of Directors (collectively, the “Services”).

	(b)	Consultant shall not assign any obligations hereunder or retain other third parties for the performance of the Services without the prior written consent of Company.

2.	COMPENSATION

(a)
(i) Company agrees and shall compensate Consultant in consideration of Consultant’s performance of the Services hereunder by paying Consultant the aggregate sum of $500,000, payable in eleven (11) equal installments of $45,454.54, the first such payment being due and payable on February 27, 2009, with the remaining payments being due and payable on the last business day of each calendar month through December 31, 2009.

(ii) Consultant shall devote all business time, energies, attention, skill and effort necessary for the accomplishment of the objectives set by the Company’s Board of Directors relating to the Services. Services may be rendered by Consultant in person at the Company’s offices or remotely from Consultant’s office.

(b)
In addition to the compensation set forth in paragraph 2(a)(i) above, the Company agrees to reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant in the performance of the Services, including, but not limited to telephone and facsimile charges and calls, car rental, lodging, travel expenses, meals and associated expenses.

(c)
Consultant shall submit Invoices to the Accounts Payable department of the Company for the unbilled amount of out-of-pocket expenses incurred by Consultant for the prior period for which Consultant seeks reimbursement. Such Invoices shall be payable within thirty (30) days of receipt. Consultant shall provide Company with supporting receipts and documentation for any out-of-pocket expenses which individually exceed $25 as an attachment to the billing statement. The Consultant shall be responsible for all taxes owing to any and all governmental agencies that may result due to the existence of this Agreement and the remuneration for the Services provided hereunder.

3.	TERM & TERMINATION

(a)
This Agreement shall enter into force and effect at the date first written above and shall remain in force and effect for the period ending on the earlier of (i) the first pass approval of the pegloticase BLA by the FDA, (ii) the completion of the strategic review process with the announcement of a transaction approved by the Company’s Board of Directors, or (iii) December 31, 2009. In the event that this Agreement terminates prior to December 31, 2009 for a reason specified in clause (i) or (ii) of the preceding sentence, the full amount of the consulting compensation specified in paragraph 2(a)(i) shall be deemed earned by Consultant in full, provided, however, the monthly payments specified herein shall continue until the full amount of the consulting compensation has been paid.

(b)
Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately upon delivery of written notice to Consultant in the event Consultant breaches in any material respect any provision of this Agreement and such breach continues uncured for 5 days following written notice of such breach by Company. In the event that this Agreement is terminated pursuant to this paragraph 3(b), Consultant shall only be entitled to payment hereunder and for expenses incurred prior to the effective date of termination.

	(c)	Paragraphs 4, 5, 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement.

4.
CONFIDENTIALITY OF INFORMATION AND DOCUMENTS - Company shall submit information and/or documents to Consultant in order to permit Consultant to perform the Services required under this Agreement and Consultant shall keep such information and/or documents in the strictest confidence using the same degree of care that Consultant uses in safeguarding Consultant’s own confidential information both during and after the completion of the services under this Agreement and for a period of ten (10) years after completion of the Services, unless Consultant shall receive from Company the consent of Company in writing to disclose such confidential information. However, nothing herein shall be interpreted as preventing Consultant from disclosing and/or using said information or documents which (i) are already rightfully in the possession of Consultant without obligation of confidence, but were not obtained directly or indirectly from Company or its affiliates; or (ii) are independently developed by Consultant not as part of the Services rendered or called for under the terms of this Agreement and without reliance or use of Company’s confidential information or documents; or (iii) are or become available to the general public without breach of this Agreement; or (iv) are rightfully received by Consultant from a third party who is not under obligation of confidence, but who did not obtain them directly or indirectly from Company or its affiliates; or (v) are required to be disclosed pursuant to law or court order, or as may be authorized by Company.

5.
LIABILITY OF CONSULTANT - In furnishing Company with the Services provided herein, Consultant shall comply with all applicable laws, rules and regulations. In addition to the foregoing, Consultant agrees to abide by the guidelines contained in the most recent version of the Pharmaceutical Research and Manufacturers Association (PhRMA) Code on Interactions with Healthcare Professionals. Consultant agrees that, if Consultant as of the Effective Date of this Agreement and for a period of two (2) years following the termination of this Agreement is or becomes a member of a committee that sets formularies of covered medicines or which develops clinical practice guidelines that may influence the prescribing of medicines, Consultant shall disclose to such committee the existence of this Agreement and the nature of the relationship between Consultant and Company.

Consultant shall not be liable to Company or its creditors for errors of judgment or for any matters, except for willful malfeasance, bad faith or gross negligence in the performance of the Services or the negligent breach of its obligations and duties under the terms of this Agreement. It is further agreed and understood that Consultant may rely upon information furnished to it by Company which Consultant reasonably believes to be accurate and reliable and that, except as provided herein, Consultant shall not be accountable for any loss suffered by Company by the reason of Company’s action or non-action on the basis of any advice, recommendation or approval of Consultant, its employees, officers, directors or agents, except as provided above.

6.
PUBLICATIONS - In the event, during the term of this Agreement and for a period of five (5) years from the expiration or other termination for any reason of this agreement, Consultant wishes to publish any scientific, business or other articles or papers related to the Services provided to or work with the Company, Consultant will submit such proposed articles and papers to the Company for its review and possible action to protect its patent rights at least three (3) months prior to the proposed publication or disclosure date. The Company will review promptly Consultant’s proposed publications. If the Company, in its sole discretion, determines that it can do so without compromising its present or potential patent rights or competitive position, the Company will waive all or a portion of this three-month period. The Company further agrees to review portions of proposed publication, as Consultant makes such portions available, and to conduct its review of such portions in a manner comparable to its review of complete proposed publications.

7.
INVENTIONS - To the extent Consultant has any invention rights, any invention, discovery, improvement or other work product, whether or not patentable, or any copyrightable work, which are conceived, made, created, prepared or developed during the term of this Agreement: by Consultant, alone or with others, (i) which are directly related to any question or problem with respect to which the Company has utilized Consultant’s services under this agreement, or (ii) which results from Consultant’s knowledge of confidential or non-public information received from the Company, (hereinafter “Inventions”) all such Inventions shall be and remain the sole and exclusive property of the Company and Consultant shall retain no rights in or to the same. Upon the request by the Company, Consultant will promptly execute all applications, assignments or other instruments which the Company deems necessary in order to apply for and obtain Letters Patent in the United States and foreign countries on any such Invention and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to said Invention and any patent application or patent based thereon. It is understood that the Company will bear the entire cost of preparing and filing any such applications in the United States Patent Office and in the patent offices of foreign countries.

8.	INDEPENDENT CONTRACTOR

(a)
Execution of this Agreement in no way creates, nor shall this Agreement be interpreted or construed as creating, an employment, agency, partnership or joint venture relationship between Company and Consultant and it is understood Consultant will be acting as an independent contractor. Neither party shall have the authority to legally bind the other in contract, debt or otherwise or to represent itself as an agent, employee or in any other capacity of the other.

(b)
Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

(c)
Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to Consultant hereunder.

(d)
Notwithstanding any contractual or other indemnification rights available to Consultant in his capacity as a director of the Company, Consultant shall indemnify and hold the Company harmless against any claim or liability of any kind (including penalties, fees or charges of any kind whatsoever) resulting from failure by Consultant to pay taxes as described in paragraph 8(c).

(e)
For purposes of the indemnification provisions in each of the Company’s By-Laws and the Indemnity Agreement dated May 23, 2006 between Company and Consultant (the “Indemnity Agreement”), Company and Consultant agree that Consultant shall be an “agent” of the Company for purposes of providing the Services pursuant to the terms of this Agreement. Company and Consultant agree that this Agreement shall not supersede any the Indemnity Agreement or any other indemnification agreement previously signed by the parties hereto.

9.	MISCELLANEOUS

(a)
Nothing contained herein shall be deemed to require Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of Company.

(b)
The failure by Consultant to perform any services under this Agreement within the time-frame or to the specifications provided by Company due to (a) acts of God or the public enemy, fire, explosion, sabotage, flood, drought, war, riot, accident or embargo; (b) inadequacy or shortage or failure of normal sources of supply of materials, energy or equipment; (c) strikes or labor strike; (d) compliance by Consultant with any law, rule, regulation, order or action, of any governmental department, agency or authority; or (e) for any other cause or reason beyond the reasonable control of Consultant shall not constitute a breach of this Agreement or Consultant’s duties and obligations under this Agreement.

(c)
This Agreement shall constitute the entire agreement between Company and Consultant relating to the Services to be performed, and no representations, promises, understandings, or agreements, oral or otherwise, not herein contained shall be of any force or effect. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Company and Consultant. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

(d)
Consultant warrants that Consultant is not now, nor has ever been, debarred or suspended by any agency of the government, or is excluded from participating any Federal healthcare program, or has received notice of intent to seek such action. Consultant further warrants that it shall not permit any person who is or has been debarred from performing any Services pursuant to this Agreement.

(e)	This Agreement is not assignable by Consultant or Company without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(f)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

(g)
Any notices required to be given hereunder, shall be sent to each respective party at the addresses first given above, addressed to the President of each entity, and shall be effective upon receipt by the addressee.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have signed this Agreement as of the date first above written.

Savient Pharmaceuticals, Inc.		Lee S. Simon, MD

By:		By:
	Stephen O. Jaeger		Lee S. Simon, MD
Chairman